Exhibit 99(a)

OneBeacon 401(k) Savings

and Employee Stock Ownership Plan

Financial Statements and Supplemental Schedule

Annual Report of Employee Benefit Plan

Under ERISA of 1974

For the Years Ended December 31, 2011 and 2010

Index of Financial Statements and Supplemental Schedule

Page(s)

Reports of Independent Registered Public Accounting Firms	2-3

Statements of Net Assets Available for Benefits As of December 31, 2011 and 2010	4

Statements of Changes in Net Assets Available for Benefits For the Years Ended December 31, 2011 and 2010	5

Notes to Financial Statements	6-16

Supplemental Schedule *:
Schedule of Assets (Held at End of Year)	17-22
Schedule H, Part IV, Line 4i

*                 Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

Participants and Administrator of

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Canton, Massachusetts

We have audited the accompanying statement of net assets available for benefits of OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the Plan) as of December 31, 2011, and the related statement of changes in net assets available for benefits for the year then ended.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2011 financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011, and the changes in net assets available for benefits for the year then ended in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental Schedule of Assets (Held at End of Year) - Form 5500, Schedule H, Line 4i is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2011 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2011 financial statements taken as a whole.

/s/ Crowe Horwath LLP

New York, New York
June 27, 2012

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”) at December 31, 2010, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 27, 2011

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Net Assets Available for Benefits

As of December 31, 2011 and 2010

	2011	2010
Assets
Investments at fair value (Notes B, C)	$482,197,201	$495,951,005
Cash	208,452	1,244,695
Receivables:
Interest and dividends receivable	346,942	326,188
Receivable for securities sold	954,088	1,182,998
Notes receivable from participants (Notes A, B)	4,159,573	4,032,560
Employer contributions — ESOP (Note A)	4,083,167	4,550,108
Total Receivables	9,543,770	10,091,854

Total Assets	491,949,423	507,287,554

Liabilities
Payable for securities purchased	1,051,263	842,274
Accrued administrative and custody expenses (Note A)	264,224	364,813
Total Liabilities	1,315,487	1,207,087

Net assets reflecting all investments at fair value	490,633,936	506,080,467
Adjustment from fair value to contract value for fully benefit-responsive investment contracts (Note B)	(2,554,972)	(2,054,259)

Net Assets Available for Benefits	$488,078,964	$504,026,208

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Changes in Net Assets Available for Benefits

For the Years Ended December 31, 2011 and 2010

	2011	2010
Additions
Investment income:
Interest and dividend income (Note B)	$14,816,455	$16,076,228
Net (depreciation) appreciation in fair value of investments (Notes B, C)	(8,305,781)	48,749,864
Net investment income	6,510,674	64,826,092

Contributions:
Employer — ESOP (Note A)	4,083,167	4,550,108
Employer — 401(k) (Note A)	3,412,467	4,109,254
Participant — 401(k) (Note A)	12,161,758	13,810,410
Total contributions	19,657,392	22,469,772

Interest income, notes receivable from participants (Notes A, B)	187,644	231,090
Transfers in — rollovers and other elective transfers	1,831,417	1,470,917
Total additions	28,187,127	88,997,871

Deductions
Benefits paid to participants	42,952,903	82,942,531
Administrative and custody expenses (Note A)	1,181,468	1,261,529
Total deductions	44,134,371	84,204,060

Net (decrease) increase	(15,947,244)	4,793,811

Net Assets Available for Benefits:
Beginning of year	504,026,208	499,232,397
End of year	$488,078,964	$504,026,208

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

A.            Description of the Plan

The following description of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”), as further described below, provides only general information. Participants should refer to the Plan document and related amendments for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all employees of OneBeacon Services, LLC (“OB Services” or the “Company”) and OneBeacon Insurance Company (“OBIC”) (collectively, the “Companies”), subsidiaries of OneBeacon Insurance Group, Ltd. (“OneBeacon”). The following entities are also participating employers of the Plan: A.W.G. Dewar, Inc., Guilford Holdings, Inc., OneBeacon Professional Insurance, Inc., White Mountains Capital, Inc., White Mountains Financial Services LLC, White Mountains, Inc. and White Mountains Insurance Group, Ltd. (“White Mountains”).  White Mountains is currently the majority shareholder of OneBeacon.

Effective January 1, 2010, the Plan allows for discretionary cash employer contributions; previously it only recognized employee stock ownership (stock) contributions.

Effective June 30, 2010, the Plan had a partial plan termination.  A partial plan termination generally occurs when the ratio of the number of employer-initiated participant terminations to the number of total plan participants is at least 20 percent.  For affected participants who are not fully vested upon termination, vesting must be adjusted retroactively and forfeited dollars be reinstated.  When multiple corporate events occur over multiple plan years which have the same motives, e.g., corporate reorganization, those events must be aggregated as relates to the partial plan termination.

On December 3, 2009, OneBeacon sold the renewal rights to its non-specialty commercial lines business and on July 1, 2010, OneBeacon completed the sale of its traditional personal lines business.  In anticipation of the partial plan termination, as stated above, the Plan was amended to fully vest participants terminated on or after December 31, 2009 as a result of the sale of a business unit or reduction in force as described above.  Therefore, employees impacted by these transactions were fully vested at termination.

Since the partial plan termination events began in 2009, the Plan had to begin with January 1, 2009 when adjusting vesting retroactively and reinstating forfeitures for impacted participants.  In August 2010, vesting was adjusted retroactively and forfeiture dollars were reinstated for 23 participants for a total of $137,009.

Effective January 1, 2011, the Plan requires participant balances greater than $1,000 and less than $5,000 that are not distributed to the participant to be automatically rolled over to an individual retirement account.  The Plan continues to require participant balances less than $1,000 to be automatically cashed out.

Effective December 31, 2011, sponsorship of the Plan was transferred from OBIC to OB Services.

The Plan in its respective 401(k) and employee stock ownership (“ESOP”) components is designed to comply with Sections 401(a), 501(a) and 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986 (the “IRC”) and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee and record keeper is Vanguard Fiduciary Trust Company (“Vanguard,” “Trustee,” and “Record Keeper”), the custodian of the majority of the assets of the Plan.

Eligibility

Employees of the Company or a participating employer are eligible to participate in the Plan on date of hire.  Eligible employees who have not enrolled after 60 days are automatically enrolled in the 401(k) component of the Plan at a 3 percent employee contribution rate unless waived by the employee.  In order to receive an allocation of contributions to the ESOP component, as described below, a participant must be an eligible employee on the last business day of the Plan year, typically December 31st of each year. All participants who are not participants in a long-term incentive plan, an incentive compensation program for certain senior level employees, are also eligible to receive an allocation of any additional (variable) employer contribution to the ESOP component.

Contributions

Participants may contribute up to 40 percent of annual compensation, as defined in the Plan document, on a pre-tax, after-tax and/or Roth basis into the 401(k) component of the Plan.  Participants may direct their contributions into various investment options offered by the Plan. The employer contributes 50 percent of the first 6 percent of compensation, as defined in the Plan document, that a participant contributes to the Plan. This matching contribution is invested to mirror the employee contributions. Eligible participants who attain age 50 before the end of the Plan year may make catch up contributions to the Plan. Contributions are subject to Internal Revenue Service (“IRS”) limitations.

For the ESOP contribution, the employers contribute to the Plan, subject to the discretion of the Board of Directors (the “Board”), an amount equal to 3 percent of compensation, as defined in the Plan document, to eligible participants. The contribution may be in the form of cash, OneBeacon common shares, or White Mountains common shares, depending on employer.  The employers, subject to the discretion of the Board, may also make an additional variable contribution of up to 6 percent of compensation based on OneBeacon’s or White Mountains’ performance during the respective Plan period. For the years ended December 31, 2011 and 2010, the Companies’ variable contribution was 1.1 percent and 1 percent, respectively, with the contribution allocated to the OneBeacon Company Stock Fund (the “OB Fund”).  OBIC made the 1 percent variable contribution for 2010, even though the performance metric was not met, in recognition of the work involved in the sale of the traditional personal lines business and the underlying strong performance of the ongoing specialty businesses.  For the years ended December 31, 2011 and 2010, White Mountains’ variable contribution was 1.5 percent and 0 percent, respectively, with the contribution allocated to the White Mountains ESOP Fund (the “WTM Fund”).  Contributions are subject to certain limitations, as defined in the Plan document.

Voting Rights

Participants are entitled to direct the Plan’s Trustee as to how to vote OneBeacon or White Mountains common shares attributable to investment fund units held on any matter submitted to the shareholders of OneBeacon or White Mountains for a vote.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the employers’ contribution and (b) Plan earnings, net of an allocation of investment fees. Allocations are based on participant earnings or account balances, as defined in the Plan document. The Plan may also debit an allocation for applicable loan fees or administrative expenses, if any. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the employers’ contribution portion of their accounts is based on years of service.  A participant is 100 percent vested after three years of credited service.  As described above, employees with less than three years of service are 100 percent vested upon termination on or after December 31, 2009 for termination as a result of the sale of a business unit or reduction in force.

Put Option

Upon distribution, if a participant elects to receive his or her ESOP component account balance in the form of OneBeacon or White Mountains common shares and trading of OneBeacon or White Mountains common shares has been suspended, participants have the right to sell their shares of OneBeacon or White Mountains common shares to OneBeacon or White Mountains at fair market value, as defined in the Plan document. This right expires 15 months after the date of distribution. OneBeacon and White Mountains did not repurchase any shares from plan participants during the 2011 and 2010 plan years.

Diversification

In order to minimize the investment risk from holding a large amount of stock in a single issuer, the Plan allows participants to diversify their OB Fund or WTM Fund investment. A participant may transfer his or her vested OB Fund or WTM Fund account balance into any of the investment options maintained within the Plan.

Forfeitures

Forfeitures are used to reduce employer contributions. The balances as of December 31, 2011 and 2010 in the forfeiture account were $483,910 and $369,695, respectively. During 2011 and 2010, $567,963 and $166,721, respectively, of forfeited funds were used to offset employer contributions.

Notes Receivable from Participants

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at the prime rate plus 1 percent as of the beginning of the month in which the loan was made. At December 31, 2011 and 2010, participant loans of $4,159,573 and $4,032,560, respectively, were outstanding and are reflected as Notes receivable from participants in the Statements of Net Assets Available for Benefits.  As of both December 31, 2011 and 2010, the prime rate was 3.25%.  As of both December 31, 2011 and 2010, the range of interest rates on loans outstanding was 4.25% to 10.25%.

Payment of Benefits

Following termination of service, a participant may elect to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over time, or a combination thereof.

Expenses

The Plan paid the majority of administrative expenses, including audit and investment management fees, as well as certain administrative and custody fees paid to Vanguard and The Bank of New York Mellon (“Mellon”), the custodian of some of the assets of the Plan.  The Plan incurred $1,181,468 and $1,261,529, respectively, in fees for the years ended December 31, 2011 and 2010.  Terminated participants in the Plan are charged a quarterly administrative fee which may be used to pay expenses of the Plan or to reduce employer contributions.

Plan Termination

While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it is free to do so at any time.  In the event the Plan is terminated, the Plan provides that each participant’s balance, inclusive of employer contributions, becomes immediately 100 percent vested and shall be distributed to the participants.

Employer Contributions Receivable

Employer contributions receivable at December 31, 2011 and 2010 of $4,083,167 and $4,550,108, respectively, consists of contributions for the ESOP component that pertain to the current plan year and were contributed in the subsequent year.

Accrued Administrative and Custody Expenses

Accrued administrative and custody expenses at December 31, 2011 and 2010 of $264,224 and $364,813, respectively, represent audit, investment management, Trustee and custodian expenses incurred by the Plan due to be paid at year-end.

Investment Options

During the plan years ended December 31, 2011 and 2010, participants were able to allocate all contributions, except unvested ESOP component contributions, among various registered investment company options, two company stock funds and specific Plan-sponsored funds comprised of stocks, convertible fixed maturity investments and fixed maturity investments as follows:

Baron Asset Fund
OneBeacon Equity Fund
OneBeacon Fully Managed Fund
OneBeacon Company Stock Fund
Vanguard 500 Index Fund Investor Shares
Vanguard High-Yield Corporate Fund Investor Shares
Vanguard International Growth Fund Investor Shares
Vanguard International Value Fund
Vanguard Long-Term Investment Grade Fund Investor Shares
Vanguard Mid-Cap Index Fund Investor Shares
Vanguard Morgan Growth Fund Investor Shares
Vanguard Prime Money Market Fund
Vanguard Retirement Savings Trust IV Collective Trust
Vanguard Selected Value Fund
Vanguard Short-Term Investment Grade Fund Investor Shares
Vanguard Small-Cap Index Fund Investor Shares
Vanguard Target Retirement 2005 Fund
Vanguard Target Retirement 2010 Fund
Vanguard Target Retirement 2015 Fund
Vanguard Target Retirement 2020 Fund
Vanguard Target Retirement 2025 Fund
Vanguard Target Retirement 2030 Fund
Vanguard Target Retirement 2035 Fund
Vanguard Target Retirement 2040 Fund
Vanguard Target Retirement 2045 Fund
Vanguard Target Retirement 2050 Fund
Vanguard Target Retirement 2055 Fund
Vanguard Target Retirement Income Fund
Vanguard Total International Stock Index Fund
Vanguard Wellington Fund Investor Shares
Vanguard Windsor Fund Investor Shares
Vanguard Windsor II Fund Investor Shares
White Mountains ESOP Fund

B.            Summary of Accounting Policies

The following accounting policies, which conform to accounting principles generally accepted in the United States of America (“GAAP”), have been used consistently in the preparation of the Plan’s financial statements and notes to the financial statements.

Basis of Accounting

The financial statements of the Plan are prepared under the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period.  Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair value.  In general, fixed maturity investments are valued based on yields currently available on comparable securities of issuers with similar credit ratings. Shares of company stock, preferred stock and common stock are valued at quoted market prices.  Convertible fixed maturity investments are valued based on quoted market prices, analysis of listed markets and use of sensitivity analyses.  Registered investment companies are valued at the net asset value as reported by a national securities exchange at year-end.  Units of the stable value collective trust fund are valued at the net asset value of the fund, after adjustments to reflect all fund investments at fair value, including direct and indirect interests in fully benefit-responsive contracts, as reported in the audited financial statements of the fund.

As described in Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 946, investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statements of Net Assets Available for Benefits presents the fair value of the investment contract, as well as the adjustment of the investment contract from fair value to contract value. The Statements of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

The investment in the Vanguard Retirement Savings Trust IV (“VRST”) includes fully-benefit responsive investments stated at fair value. The VRST invests primarily in investment contracts, including both traditional and synthetic issued by life insurance companies, banks and other financial institutions, with the objective of providing a high level of return that is consistent with also providing stability of investment return, preservation of capital and liquidity to pay plan benefits of its retirement plan investors.  For traditional investment contracts, fair value is the present value of the expected future cash flows of each contract. Expected future cash flows are derived by Vanguard. For synthetic investment contracts, fair value is based on the fair value of the underlying assets using quoted prices for similar securities, interest rates, prepayment speeds and credit risk. Contract value is equal to principal balance plus accrued interest.

Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

In accordance with the policy of stating investments at fair value, the Plan presents in the Statements of Changes in Net Assets Available for Benefits the net (depreciation) appreciation in the fair value of its investments, excluding investment contracts, which consists of the realized gains or losses and the unrealized (depreciation) appreciation on those investments.

Notes receivable from participants

Participant loans are recorded at unpaid principal plus accrued but unpaid interest.

Benefit Payments

Benefit payments are recorded when paid.

Risks and Uncertainties

The Plan provides various investment options in any combination of stocks, convertible fixed maturity investments, fixed maturity investments, registered investment companies, money market funds, and other investment securities.  Investment securities are exposed to various risks such as interest rate, market, liquidity, and credit risks.  Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

C.            Investments

The following presents the fair value of investments that represent 5 percent or more of the Plan’s net assets available for benefits.

	As of December 31,
	2011	2010
Investments, at fair value
OneBeacon Company Stock	$32,612,469	$29,944,064
Vanguard 500 Index Fund Investor Shares	32,807,825	33,774,955
Vanguard Retirement Savings Trust IV (1)	55,175,385	52,167,545
Vanguard Short-Term Investment Grade Fund Investor Shares (2)	24,259,773	26,202,943
Vanguard Wellington Fund Investor Shares	26,462,737	27,370,833

(1) Although the amount reflected in the table represents the fair value of this investment, the contract value (the amount available for Plan benefits) was $52,620,413 and $50,113,286, respectively, as of December 31, 2011 and 2010.

(2) Greater than 5 percent of net assets as of December 31, 2010 but not as of December 31, 2011.

	For the Years Ended December 31,
	2011	2010
Net (depreciation) appreciation in fair value of investments, by type
Cash & Cash Equivalents	$—	$766
Common Stock	(2,712,807)	17,118,537
OneBeacon Company Stock	671,068	3,253,425
White Mountains Stock	3,681,478	28,888
Fixed Maturity Investments	(435,382)	—
Convertible Fixed Maturity Investments	(3,406,531)	4,680,875
Registered Investment Companies	(6,103,607)	23,667,373
Net (depreciation) appreciation in fair value of investments	$(8,305,781)	$48,749,864

Fair Value Measurements

The Plan records its investments in accordance with ASC 820 which provides a revised definition of fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value information.  ASC 820 establishes a fair value hierarchy that distinguishes between assumptions based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in ASC 820 prioritizes fair value measurements into three levels based on the nature of the inputs as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets;

Level 2 — Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar but not identical instruments; and

Level 3 — Valuations based on unobservable inputs.

The fair value measurements at December 31, 2011 and 2010 and their related inputs are as follows:

	December 31, 2011
	Fair value	Level 1 Inputs	Level 2 Inputs
Collective Trust (1)	$55,175,385	$—	$55,175,385
Fixed Maturity Investments	2,192,750	—	2,192,750
Common Stock
Financials	14,675,235	14,675,235	—
Basic Materials	20,742,591	20,742,591	—
Consumer	20,184,664	20,184,664	—
Energy	11,002,666	11,002,666	—
Utilities	5,856,714	5,856,714	—
Other	10,529,091	10,529,091	—
Common Stock	82,990,961	82,990,961	—
OneBeacon Company Stock	32,612,469	32,612,469	—
White Mountains Stock	13,210,741	13,210,741	—
Convertible Fixed Maturity Investments	31,138,456	—	31,138,456
Registered Investment Companies
Balanced Funds	63,383,587	63,383,587	—
Bond Funds	50,850,487	50,850,487	—
Domestic Stock Funds	94,322,219	94,322,219	—
International Stock Funds	25,072,380	25,072,380	—
Money Market Funds	31,247,766	31,247,766	—
Registered Investment Companies	264,876,439	264,876,439	—
Total	$482,197,201	$393,690,610	$88,506,591

	December 31, 2010
	Fair value	Level 1 Inputs	Level 2 Inputs
Collective Trust (1)	$52,167,545	$—	$52,167,545
Common Stock
Financials	16,313,905	16,313,905	—
Basic Materials	10,568,177	10,568,177	—
Consumer	14,258,038	14,258,038	—
Energy	13,972,623	13,972,623	—
Utilities	8,460,950	8,460,950	—
Other	27,137,844	27,137,844	—
Common Stock	90,711,537	90,711,537	—
OneBeacon Company Stock	29,944,064	29,944,064	—
White Mountains Stock	11,287,307	11,287,307	—
Convertible Fixed Maturity Investments	41,881,020	—	41,881,020
Registered Investment Companies
Balanced Funds	59,249,754	59,249,754	—
Bond Funds	49,077,694	49,077,694	—
Domestic Stock Funds	102,335,616	102,335,616	—
International Stock Funds	30,990,477	30,990,477	—
Money Market Funds	28,305,991	28,305,991	—
Registered Investment Companies	269,959,532	269,959,532	—
Total	$495,951,005	$401,902,440	$94,048,565

(1) Although the amount reflected in the table represents the fair value of this investment, the contract value (the amount available for Plan benefits) was $52,620,413 and $50,113,286, respectively, as of December 31, 2011 and 2010.  The Vanguard Retirement Savings Trust IV, which is included in Collective Trust, is valued using NAV and does not have any unfunded commitments nor include circumstances in which an otherwise redeemable investment might not be redeemable (for instance, investment that is subject to a lockup period).

There were no fair value measurements valued using Level 3 inputs as of December 31, 2011 or 2010.  There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2011.

D.    Party-in-Interest Transactions

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard and a stable value fund issued by Vanguard.  Vanguard acts as Trustee for only those investments as defined by the Plan.  The Plan also has investments, the OneBeacon Equity Fund and the OneBeacon Fully Managed Fund, which are managed by Prospector Partners, LLC (“Prospector”).  Richard P. Howard, a portfolio manager of Prospector, is a director of OneBeacon.  Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.  Notes receivable from participants also constitute party-in-interest transactions.

Management fees in the amount of $801,680 and $828,644, respectively, were incurred by the Plan to Prospector in 2011 and 2010 that qualify as party-in-interest transactions.  Fees paid for investment management services were included as a reduction of the return earned by each fund.

The Plan invests in the WTM Fund which is comprised of White Mountains common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund.  The unit values of the WTM Fund are recorded and maintained by Vanguard.  During the years ended December 31, 2011 and 2010, the Plan purchased shares in the WTM Fund in the amount of $1,109,169 and $1,125,651, respectively; sold shares in the WTM Fund of $2,891,065 and $3,651,080, respectively; had dividend earnings of $33,237 and $40,436, respectively; and had net appreciation in the WTM Fund of $3,681,478 and $28,888, respectively. Dividends paid by the WTM Fund can be in the form of White Mountains common shares or cash. The total value of the Plan’s investment in the WTM Fund was $13,248,066 and $11,377,653, respectively, at December 31, 2011 and 2010.  Benefit payments from the WTM Fund amounted to $1,221,634 and $2,072,568, respectively, during the plan years ended December 31, 2011 and 2010.      During the year ended December 31, 2011, White Mountains completed two self-tender offers through which $259,228 shares in the WTM Fund were sold.

The Plan invests in the OB Fund which is comprised of OneBeacon common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund. The unit values of the OB Fund are recorded and maintained by Vanguard.  During the years ended December 31, 2011 and 2010, the Plan purchased shares in the OB Fund in the amount of $10,042,719 and $17,884,183, respectively; sold shares in the OB Fund of $8,029,859 and $14,473,330, respectively; had dividend earnings of $3,899,223 and $6,145,982, respectively; and had net appreciation in the OB Fund of $671,068 and $3,253,425, respectively.  Dividends paid by the OB Fund can be in the form of OneBeacon common shares or cash.  The total value of the Plan’s investment in the OB Fund was $32,820,526 and $29,973,981, respectively, at December 31, 2011 and 2010.  Benefit payments from the OB Fund amounted to $2,706,856 and $7,064,358, respectively, during the plan years ended December 31, 2011 and 2010.

E.    Tax Status

The IRS has determined and informed OBIC by a letter dated June 16, 2010 that the 401(k) Plan and related trust are designed in accordance with applicable sections of the IRC.  A favorable determination of the ESOP Plan was received effective February 11, 2009.  OBIC filed a determination letter for the combined Plan in August 2011.  However, management believes the Plan is designed and operates in accordance with the IRC; therefore, no provision for income taxes is required.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

(Plan 092133)

OneBeacon Services, LLC (26-3300555)

Schedule of Assets (Held at End of Year) December 31, 2011

Form 5500, Schedule H, Part IV, Line 4i

(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
ABBOTT LABORATORIES	Common Stock		29,100	$1,636,293
ALTERRA CAPITAL HOLDINGS LTD	Common Stock		41,100	971,193
ANGLOGOLD ASHANTI LTD	Common Stock		19,900	844,755
ARCH CAPITAL GROUP LTD SHS	Common Stock		13,800	513,774
AUTOMATIC DATA PROCESSING INC	Common Stock		80,700	4,358,607
BARRICK GOLD CORP	Common Stock		78,600	3,556,650
BEAM INC	Common Stock		28,600	1,465,178
BERKSHIRE HATHAWAY INC	Common Stock		22,400	1,709,120
CABLEVISION SYSTEMS CORP	Common Stock		20,600	292,932
CAMPBELL SOUP CO	Common Stock		46,800	1,555,632
CHARTER FINANCIAL CORP / GA	Common Stock		23,600	217,828
CLAYTON WILLIAMS ENERGY INC	Common Stock		29,100	2,208,108
CNA FINANCIAL CORP	Common Stock		8,500	227,375
COCA COLA CO	Common Stock		6,100	426,817
COCA COLA ENTERPRISES INC	Common Stock		52,000	1,340,560
CORNING INC	Common Stock		55,400	719,092
CURTISS-WRIGHT CORP	Common Stock		28,200	996,306
DOMTAR CORP	Common Stock		33,402	2,670,824
DONEGAL GROUP INC	Common Stock		21,200	300,192
DREAMWORKS ANIMATION SKG INC	Common Stock		46,700	774,987
EI DU PONT DE NEMOURS & CO	Common Stock		106,000	4,852,680
FIRST AMERICAN FINANCIAL CORP	Common Stock		50,500	639,835
FIRSTENERGY CORP	Common Stock		50,448	2,234,846
FORESTAR GROUP INC	Common Stock		43,900	664,207
FORTUNE BRANDS HOME & SECURITY	Common Stock		24,100	410,423
GENON ENERGY INC	Common Stock		914,672	2,387,294
GOLD FIELDS LTD	Common Stock		279,700	4,265,425
HESS CORP	Common Stock		41,808	2,374,694
JOHNSON & JOHNSON	Common Stock		47,000	3,082,260
KINROSS GOLD CORP	Common Stock		15,800	180,120
LOEWS CORP	Common Stock		67,000	2,522,550
MARATHON OIL CORP	Common Stock		53,800	1,574,726
MICROSOFT CORP	Common Stock		10,000	259,600
MONTPELIER RE HOLDINGS LTD CDT	Common Stock		37,400	663,850
NEENAH PAPER INC	Common Stock		38,600	861,552
NEWMONT MINING CORP	Common Stock		58,500	3,510,585
NEXEN INC	Common Stock		181,800	2,892,438
PFIZER INC	Common Stock		138,300	2,992,812
PLATINUM UNDERWRITERS HLDGS	Common Stock		84,400	2,878,884
POST PROPERTIES INC	Common Stock		46,900	2,050,468
PUBLIC SERVICE ENTERPRISE GROU	Common Stock		37,400	1,234,574
REPSOL YPF SA	Common Stock		58,600	1,787,886

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
	SARA LEE CORP	Common Stock		79,300	1,500,356
	STATE AUTO FINANCIAL CORP	Common Stock		92,100	1,251,639
	SUNCOR ENERGY INC	Common Stock		4,400	126,852
	SUPERVALU INC	Common Stock		68,996	560,248
	TELEPHONE & DATA SYSTEMS INC	Common Stock		42,200	1,097,736
	TOOTSIE ROLL INDUSTRIES INC	Common Stock		83,011	1,964,870
	USEC INC	Common Stock		33,300	37,962
	WALGREEN CO	Common Stock		55,100	1,821,606
	WAL-MART STORES INC	Common Stock		33,400	1,995,984
	WATERSTONE FINANCIAL INC	Common Stock		33,500	64,320
	XEROX CORP	Common Stock		183,600	1,461,456
					82,990,961

*	ONEBEACON COMPANY COMMON STOCK	Company Stock		2,129,651	32,612,469
*	WHITE MOUNTAINS COMMON STOCK	Company Stock		29,204	13,210,741
					45,823,210

	ADVANCED MICRO DEVICES INC SR	Convertible Fixed Maturity 5.750% 08/15/2012 DD 08/14/07		1,100,000	1,111,000
	ALLIANT TECHSYSTEMS INC	Convertible Fixed Maturity 3.000% 08/15/2024 DD 08/13/04		250,000	257,500
	AMGEN INC	Convertible Fixed Maturity 0.375% 02/01/2013 DD 08/01/06		1,925,000	1,932,219
	AMR CORP	Convertible Fixed Maturity 6.250% 10/15/2014 DD 09/28/09		175,000	37,188
	ANGLOGOLD HOLDINGS LTD	Convertible Fixed Maturity 3.500% 05/22/2014 DD 05/22/09		700,000	779,625
	ANIXTER INTERNATIONAL INC	Convertible Fixed Maturity 1.000% 02/15/2013 DD 02/16/07		3,600,000	4,099,500
	ARCHER-DANIELS-MIDLAND CO	Convertible Fixed Maturity 0.875% 02/15/2014 DD 02/22/07		2,650,000	2,663,250
	CHARLES RIVER LABORATORIES INT	Convertible Fixed Maturity 2.250% 06/15/2013 DD 06/12/06		1,500,000	1,453,125
	CHEMED CORP	Convertible Fixed Maturity 1.875% 05/15/2014 DD 05/14/07		700,000	656,250
	CHIQUITA BRANDS INTERNATIONAL	Convertible Fixed Maturity 4.250% 08/15/2016 DD 02/12/08		425,000	363,906
	COMTECH TELECOMMUNICATIONS COR	Convertible Fixed Maturity 3.000% 05/01/2029 DD 05/08/09		525,000	553,219
	EL PASO ENERGY CAP TRI CVT PFD	Convertible Fixed Maturity PFD 4.750% CUMULATIVE		5,100	233,644
	GILEAD SCIENCES INC	Convertible Fixed Maturity 1.000% 05/01/2014 DD 07/30/10		1,200,000	1,314,000
	GILEAD SCIENCES INC	Convertible Fixed Maturity 0.625% 05/01/2013 DD 04/25/06		525,000	607,031

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
	GREATBATCH INC	Convertible Fixed Maturity 2.250% 06/15/2013 DD 03/28/07		1,900,000	1,864,375
	HOLOGIC INC	Convertible Fixed Maturity STEP 12/15/2037 DD 12/10/07		550,000	524,562
	JANUS CAPITAL GROUP INC	Convertible Fixed Maturity 3.250% 07/15/2014 DD 07/21/09		200,000	196,500
	KINROSS GOLD CORP	Convertible Fixed Maturity 1.750% 03/15/2028 DD 01/29/08		1,475,000	1,439,969
	KINROSS GOLD CORP CONV 144A	Convertible Fixed Maturity 1.750% 03/15/2028 DD 01/29/08		325,000	317,281
	KNIGHT CAPITAL GROUP INC	Convertible Fixed Maturity 3.500% 03/15/2015 DD 03/19/10		250,000	223,125
	MEDTRONIC INC	Convertible Fixed Maturity 1.625% 04/15/2013 DD 04/18/06		1,300,000	1,309,750
	OWENS-BROCKWAY GLASS CONTAINER	Convertible Fixed Maturity 3.000% 06/01/2015 DD 05/07/10		450,000	418,500
	PHH CORP	Convertible Fixed Maturity 4.000% 09/01/2014 DD 09/29/09		1,525,000	1,227,625
	RTI INTERNATIONAL METALS	Convertible Fixed Maturity 3.000% 12/01/2015 DD 12/14/10		550,000	550,687
	SMITHFIELD FOODS INC	Convertible Fixed Maturity 4.000% 06/30/2013 DD 07/08/08		775,000	950,344
	TRINITY INDUSTRIES INC	Convertible Fixed Maturity 3.875% 06/01/2036 DD 06/07/06		1,775,000	1,735,062
	UNISOURCE ENERGY CORP	Convertible Fixed Maturity 4.500% 03/01/2035 DD 03/01/05		900,000	968,625
	USEC INC	Convertible Fixed Maturity 3.000% 10/01/2014 DD 09/28/07		7,225,000	3,350,594
					31,138,456

	AVATAR HOLDINGS INC	Fixed Maturity 7.500% 02/15/2016 DD 02/04/11		275,000	247,500
	EDISON MISSION ENERGY	Fixed Maturity 7.750% 06/15/2016 DD 06/06/06		550,000	401,500
	EDISON MISSION ENERGY	Fixed Maturity 7.000% 05/15/2017 DD 11/15/07		2,375,000	1,543,750
					2,192,750

*	Vanguard Fiduciary Trust Company	Vanguard Retirement Savings Trust IV, Collective Trust		52,620,413	52,620,413
					52,620,413

	Baron Asset Fund	Registered Investment Company		23,635	1,080,140
	Dreyfus Treasury Prime Money Market Fund	Registered Investment Company		7,287,546	7,287,546

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
*	Vanguard Fiduciary Trust Company	Vanguard 500 Index Fund Investor Shares, Registered Investment Company		283,315	32,807,825
*	Vanguard Fiduciary Trust Company	Vanguard High-Yield Corporate Fund Investor Shares, Registered Investment Company		1,162,747	6,616,031
*	Vanguard Fiduciary Trust Company	Vanguard International Growth Fund Investor Shares, Registered Investment Company		546,671	8,938,066
*	Vanguard Fiduciary Trust Company	Vanguard International Value Fund, Registered Investment Company		49,559	1,319,754
*	Vanguard Fiduciary Trust Company	Vanguard Long-Term Investment Grade Fund Investor Shares, Registered Investment Company		1,941,174	19,974,683
*	Vanguard Fiduciary Trust Company	Vanguard Mid-Cap Index Fund Investor Shares, Registered Investment Company		610,076	11,988,001
*	Vanguard Fiduciary Trust Company	Vanguard Morgan Growth Fund Investor Shares, Registered Investment Company		259,108	4,526,609
*	Vanguard Fiduciary Trust Company	Vanguard Prime Money Market Fund, Registered Investment Company		23,960,219	23,960,219
*	Vanguard Fiduciary Trust Company	Vanguard Selected Value Fund, Registered Investment Company		395,257	7,347,821
*	Vanguard Fiduciary Trust Company	Vanguard Short-Term Investment Grade Fund Investor Shares, Registered Investment Company		2,280,054	24,259,773
*	Vanguard Fiduciary Trust Company	Vanguard Small-Cap Index Fund Investor Shares, Registered Investment Company		328,164	10,954,118
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2005 Fund, Registered Investment Company		68,057	815,323
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2010 Fund, Registered Investment Company		97,347	2,183,501
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2015 Fund, Registered Investment Company		480,685	5,912,429
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2020 Fund, Registered Investment Company		289,209	6,272,941
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2025 Fund, Registered Investment Company		506,399	6,213,518

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2030 Fund, Registered Investment Company		217,191	4,543,645
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2035 Fund, Registered Investment Company		326,318	4,082,232
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2040 Fund, Registered Investment Company		90,194	1,848,982
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2045 Fund, Registered Investment Company		150,287	1,934,189
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2050 Fund, Registered Investment Company		31,538	643,691
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2055 Fund, Registered Investment Company		5,981	130,739
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement Income Fund, Registered Investment Company		202,919	2,339,659
*	Vanguard Fiduciary Trust Company	Vanguard Total International Stock Index Fund, Registered Investment Company		1,134,346	14,814,560
*	Vanguard Fiduciary Trust Company	Vanguard Wellington Fund Investor Shares, Registered Investment Company		844,376	26,462,737
*	Vanguard Fiduciary Trust Company	Vanguard Windsor Fund Investor Shares, Registered Investment Company		1,309,621	16,723,855
*	Vanguard Fiduciary Trust Company	Vanguard Windsor II Fund Investor Shares, Registered Investment Company		344,990	8,893,852
					264,876,439

	Total Investments				$479,642,229

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
*	Notes Receivable from Participants	Participant Loans 4.25% - 10.25%			$4,159,573
					$4,159,573

*      Denotes party-in-interest.

**   Cost is omitted for participant-directed investments.